ITEM 6. (A)

                                   EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
             (DOLLARS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              ------------------
                                                                2001      2000
                                                              --------  --------
Net income                                                    $ 24,433  $ 20,952
Less:  Preferred stock dividends                                   124       127
                                                              --------  --------
Net income applicable to common stock                         $ 24,309  $ 20,825

Weighted average common shares outstanding-
  basic and diluted                                            934,828   937,341

Net income per common share-basic and diluted                 $  25.99  $  22.22


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